Exhibit 10.2
April 23, 2025
Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, CA 90503

Re: Resignation
To the Board of Directors:
I refer to the Agreement, substantially in the form approved by the board of directors (the “Board”) on April 21, 2025 (the “Agreement”), which is expected to be entered into between Navitas Semiconductor Corporation (the “Company”), on the one hand, and Ranbir Singh and SiCPower, LLC, on the other hand. Capitalized terms used and not otherwise defined in this letter have the meanings given in the Agreement.
1.Resignation; Conditions. Subject to the other terms and conditions in this letter, I hereby irrevocably resign from the Board and from my employment with the Company (including as Chief Technology Officer and Chief Operating Officer). My resignation from the Board is subject to, and will be effective upon, the Board’s appointment of the New Director pursuant to the Agreement. My resignation from the Board is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Rather, it reflects one of several negotiated terms of the Agreement. My resignation from employment is subject to the Company’s agreement to the terms of this letter prior to entering into the Agreement, and will be effective immediately upon the later of the Effective Date of the Agreement or May 1, 2025.
2.Severance Benefits. My resignation from employment will for all purposes constitute a resignation for “Good Reason” as that term is defined in my Employment Agreement dated May 6, 2021 (my “Employment Agreement”), and the Navitas Semiconductor Executive Severance Plan (the “Severance Plan”). For the avoidance of doubt the Company hereby irrevocably waives any rights to cure such Good Reason event. Accordingly, subject to my execution of a customary release of claims in favor of the Company, the Company shall provide the payments and benefits to which I am entitled in the event of my resignation for Good Reason under my Employment Agreement and the Severance Plan, including without limitation (a) a lump-sum payment equal to 12 months of my base salary (as in effect on February 28, 2025); (b) continued COBRA and, if applicable, Cal-COBRA health care coverage (including medical, dental and vision coverage) for 12 months for me and my eligible dependents and (c) a pro rata bonus under the Company’s annual bonus plan, provided such pro rata bonus will be payable in cash in a lump sum at the same time the annual bonus is paid (if at all) to other executive participants, and in any case no later than March 15, 2026, and provided, further, that the individual MBO component of such pro rata bonus will be scored at 100% achievement. All such payments and benefits will be governed by the Employment Agreement, Severance Plan or bonus plan, as applicable, to the extent not inconsistent with the terms of this letter.
3.Consulting Agreement. As contemplated by the Agreement, the Company and I shall use our good-faith reasonable efforts to negotiate and enter into an agreement pursuant to which I will serve as a consultant to the Company on gallium nitride technology following my resignation. Provided we have used such good-faith reasonable efforts, if we fail to conclude such an agreement by May 31, 2025, then either the Company or I will have the right to terminate this section 3 upon written notice to the other, in either case without liability to the other resulting from such failure. Regardless of the date it is entered into, such agreement will be effective retroactively so as to provide compensation (based on the

Navitas Semiconductor Corporation
April 23, 2025

terms of such agreement) for any services rendered after the effective date of my resignation from employment. The Company shall provide me with continued email, IT and facility access rights and privileges until such agreement has been entered into or this section 3 is terminated as provided above.
4.Other. This resignation letter is limited to its terms and does not set forth all applicable terms and conditions relating to the termination of my employment, or the effects of such termination upon any rights or benefits to which I am otherwise entitled in connection with such termination, including without limitation any such rights or benefits that accrue in connection with the involuntary termination of my employment, all of which rights are expressly reserved.
[Signature Page Follows]

Navitas Semiconductor Corporation
April 23, 2025

Please indicate the Company’s agreement to the foregoing terms and conditions by signing and returning a copy of this letter to me.
Yours very truly,
/s/ Daniel M. Kinzer
Daniel M. Kinzer
Acknowledged and Agreed:
NAVITAS SEMICONDUCTOR CORPORATION
By: /s/ Gene Sheridan
    Gene Sheridan
    President and CEO